CRESTED CORP.                                         Amendment No. 1

     Minerals Plaza, Glen L. Larsen Building
     877 North 8th West
     Riverton, Wyoming  82501

     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
     To Be Held On Friday, December 13, 1996

TO THE SHAREHOLDERS OF CRESTED CORP:

     PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of Crested Corp., a Colorado corporation (the "Company" or "Crested"), will be held at the Company's executive offices, 877 North 8th West, Riverton, Wyoming 82501 on Friday, December 13, 1996 at 10:00 a.m., local time, or at any adjournments thereof, for the purpose of acting upon:

     1. The election of five directors to serve until the next annual meeting of shareholders, and until their successors have been duly elected or appointed and qualified; and

     2.  Such other business as may properly come before such meeting.

     Only shareholders of record at the close of business on Thursday, October 3, 1996 will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The Company's transfer books will not be closed for the Meeting.

     A list of shareholders entitled to vote at the Meeting will be available for inspection by any record shareholder at the Company's principal executive offices in Riverton, Wyoming. The inspection period will begin no later than ten days before the Meeting.

                                   By Order of the Board of Directors

                                        s/ Daniel P. Svilar

                                   DANIEL P. SVILAR, Secretary


     Please date, sign and return your Proxy so that your shares may be voted as you wish, and to assure quorum. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. The giving of such Proxy does not affect your right to vote in person should you attend the Meeting.

YOUR VOTE IS IMPORTANT

Dated: November 10, 1996

CRESTED CORP.

Minerals Plaza, Glen L. Larsen Building
877 North 8th West
Riverton, Wyoming  82501

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, DECEMBER 13, 1996

     The enclosed Proxy is solicited by the Board of Directors (the "Board") of Crested Corp. (the "Company" or "Crested") for use at the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Friday, December 13, 1996. It is expected that the Notice of Meeting, Proxy Statement and Proxy will be mailed to record shareholders on or about November 15, 1996.

REVOCABILITY OF PROXY

     The Proxy may be revoked at any time, to the extent it has not been exercised, by: (i) written revocation; (ii) executing a later-dated Proxy and delivering it to the Company; (iii) requesting (in writing) a return of the Proxy; or (iv) the shareholder voting in person at the Meeting.

VOTING OF PROXY

     If the enclosed Proxy is executed and returned, it will be voted as indicated by the shareholder on the proposals. Unless otherwise instructed to the contrary in the Proxy, the appointees named in the Proxy will:

     1.     VOTE FOR the five management nominees to the Board; and

     2.VOTE in accordance with their best judgment on any other matters that may properly come before the Meeting.

As of the date of the Notice of Meeting and Proxy Statement, management of the Company has no knowledge of any other matters that may be brought before the Meeting.

SOLICITATION

     The costs of preparing, assembling and mailing the Notice of Meeting, Proxy Statement, Proxy (collectively the "Proxy Materials"), as well as solicitation of the Proxies and miscellaneous costs with respect to the same, will be paid by the Company. The solicitation is to be made by use of the mails. The Company may also use the services of its directors, officers, and employees of the Company's parent U.S. Energy Corp. ("USE") to solicit Proxies, personally or by telephone and telegraph, but at no additional salary or compensation. The Board does not intend to use specially engaged employees or paid solicitors, although it reserves the right to do so.

     The Company intends to request banks, brokerage houses and other such custodians, nominees and fiduciaries to forward copies of the Proxy Materials to those persons for whom they hold shares and request authority for the execution of the Proxies. The Company will reimburse the nominee holders for reasonable out-of-pocket expenses incurred by them in so doing.

VOTING SECURITIES

     Only holders of record of shares of the Company's $.001 par value common stock (the "Common Stock") at the close of business on Thursday, October 3, 1996, will be entitled to vote at the Meeting. On the record date, there were 10,213,094 shares of Common Stock outstanding and entitled to vote. The Company has no other class of voting securities outstanding. Each share is entitled to one vote on all matters. A majority of the issued and outstanding shares of Common Stock, represented in person or by Proxy, constitutes a quorum at any shareholders' meeting.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following is a list of all record holders who, as of October 3, 1996 beneficially owned more than five percent of the outstanding shares of Common Stock, as reported in filings with the Securities and Exchange Commission ("SEC"), or as otherwise known to the Company. Except as otherwise noted, each holder exercises the sole voting and dispositive powers over the shares listed opposite the holder's name. It should be noted that voting and dispositive powers over certain shares are shared by two or more of the listed holders. Such securities are reported opposite each holder having a shared interest therein.

                                                    Amount and Nature of Beneficial Ownership
                         --------------------------------------------------------------------------------------
                                                                                      Total
Name and address             Voting Rights          Dispositive Rights              Beneficial        Percent
of beneficial owner        Sole         Shared          Sole         Shared         Ownership       of Class(1)
-------------------        ----         ------          ----         ------         ----------      -----------
U.S. Energy Corp.(2)     5,300,297         -0-        5,300,297         -0-         5,300,297          51.9%
877 North 8th West
Riverton, WY 82501

John L. Larsen(3)            -0-       5,826,182          -0-       5,826,182       5,826,182          57.1%
201 Hill Street
Riverton, WY 82501

Max T. Evans(4)            139,236     5,510,297        139,236     5,522,297       5,706,533          55.9%
1410 Smith Road
Riverton, WY 82501

Harold F. Herron(5)          6,932     5,568,067          6,932     5,568,067       5,574,999          54.6%
3425 Riverside Road
Riverton, WY 82501

Daniel P. Svilar(6)        215,000     5,760,297        215,000     5,817,297       6,032,297          59.1%
580 S. Indiana Street
Hudson, WY 82515

R. Scott Lorimer(7)         12,000     5,818,067         12,000     5,818,067       5,839,067     57.8%
11 Korrell Court
Riverton, WY 82501

Don C. Anderson(8)           -0-       5,300,297          -0-       5,300,297       5,300,297     51.9%
Unit 247
875 Rio Virgin Drive
St. George, UT 84770

Nick Bebout(8)               -0-       5,300,297          -0-       5,300,297       5,300,297     51.9%
P. O. Box 112
Riverton, WY 82501

David W. Brenman(8)          -0-       5,300,297          -0-       5,300,297       5,300,297     51.9%
19 West 76th Street
New York, NY 10023

________

     (1) Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person, by the number of shares outstanding plus the shares underlying options held by that person.

     (2) Consists of 5,300,297 shares directly held by USE over which sole voting and dispositive powers are exercised.

     (3) Consists of 5,300,297 Crested shares held by USE, 100,000 shares and 150,000 shares underlying options held by SGMC, 60,000 shares and 150,000 shares underlying options held by Plateau, 53,885 shares held by Ruby with respect to which shared voting and dispositive powers are exercised as a director with the other directors of those companies and 57,000 forfeitable shares over which Mr. Larsen exercises shared dispositive powers with the remaining Crested directors.

     (4) Includes 139,236 directly held shares; and 5,300,297 Crested shares held by USE, and 60,000 shares and 150,000 shares underlying options held by Plateau, with respect to which shared voting and dispositive powers are exercised as a director with the other directors of those Companies and 57,000 forfeitable shares over which Mr. Evans exercises shared dispositive powers with the remaining Crested directors.

     (5) Includes 6,932 directly held shares and 3,885 shares held by NWG over which Mr. Herron exercises sole voting and investment powers. Mr. Herron is the sole director of NWG. Also includes the Crested shares held by USE and Ruby, and the shares and shares underlying options held by Plateau, with respect to which shared voting and dispositive powers are exercised as a USE, Plateau and Ruby director with the other directors of those companies.

     (6) Mr. Svilar exercises shared voting and dispositive over 175,000 directly held shares and 40,000 shares which are held in joint tenancy with a deceased family member. Also includes 100,000 shares and 150,000 shares underlying options held by SGMC with respect to which shared voting and dispositive powers are exercised as a director with the other directors of SGMC and 57,000 forfeitable shares over which Mr. Svilar exercises shared dispositive powers with the remaining Crested directors. The listed shares include 5,300,297 Crested shares held by USE, and 60,000 shares and 150,000 shares underlying options held by Plateau as indirectly beneficially owned because Mr. Svilar is an executive officer of USE and Plateau. However, Mr. Svilar is not a director of USE or Plateau and therefore has no voting or dispositive power with respect to the Crested shares held by those companies.

     (7) Mr. Lorimer exercises sole voting powers over 12,000 shares which are subject to forfeiture. In addition, as a director of SGMC, Mr. Lorimer shares voting and dispositive powers with the other SGMC directors over 100,000 Crested shares and 150,000 Crested shares underlying options held by SGMC.
The listed shares include shares held by USE, Plateau, Ruby and NWG, and the Plateau options as indirectly beneficially held by Mr. Lorimer because he is an executive officer of USE, Plateau, Ruby and NWG. However, because Mr. Lorimer is not a director of USE, Plateau, Ruby or NWG, he has no voting or dispositive powers with respect to the Crested shares held by those companies.

     (8)Consist of 5,300,297 Crested shares held by USE over which the holder shares voting and dispositive powers with the other directors of USE.

ELECTION OF DIRECTORS

     Directors are currently elected for terms expiring at the next annual meeting of the shareholders and until their successors are elected and qualified. In the event the number of directors is increased to six or more, the Company's Articles provide that the directors are then to be divided into three groups or classes, and elected to staggered terms of three years expiring at the third succeeding annual meeting. The directors nominated for re-election at the 1996 Annual Meeting are as follows:

          Other
          positions     Director
Name     Age     with the Company       since
----     ---     ----------------     --------
John L. Larsen             66     Chairman of the Board,        1974
                                  CEO, Vice President
                                  (a)(b)(c)

Max T. Evans               72     President and Chief           1970
                                  Operations Officer (a)(c)

Daniel P. Svilar           67     Secretary(a)                  1980

Michael D. Zwickl          49     Assistant Secretary(b)        1984

Kathleen R. Martin         42     (b)                           1989


     (a)     Member of the executive committee.
     (b)     Member of the audit committee.
     (c)     Trustee of the USE Employee Stock Ownership Plan (the "ESOP").

     Executive officers of the Company are elected by the Board at annual directors' meetings, which follow each Annual Shareholders' Meeting, to serve until the officer's successor has been duly elected and qualified, or until death, resignation or removal by the Board.

Business Experience and Other Directorships of Directors and Nominees.

     John L. Larsen has been principally employed as an officer and director of the Company and USE for more than the past five years. He is a director of USE's subsidiary, Ruby. USE and Ruby have registered equity securities under the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. Larsen is chief executive officer and chairman of the board of directors of Plateau Resources, Limited and of Sutter Gold Mining Company.

     Max T. Evans has been principally employed as an officer and chief geologist of the Company and USE for more than the past five years. He is a director of USE. Mr. Evans received B.S. and M.S. degrees in geology from Brigham Young University.

     Daniel P. Svilar has been principally employed as General Counsel of the Company and USE, Secretary for the Company, and Assistant Secretary of USE for more than the past five years. Mr. Svilar received a B.S. degree in mechanical engineering from New Mexico State University in 1952, and a J.D. degree from the University of Wyoming in 1958.

     Michael D. Zwickl has been engaged in the private practice of law at Casper, Wyoming for more than the past five years. Mr. Zwickl received a B.S.M.E. degree from the University of Wyoming in 1969. He received a J.D. degree from the University of Wyoming in 1975 and was admitted to the practice of law in Wyoming during that year. Mr. Zwickl is director and president of NUPEC Resources, Inc. which has registered equity securities under the Exchange Act.

     Kathleen R. Martin has been a licensed real estate broker and part owner of Wind River Realty Co., a real estate brokerage firm in Riverton, Wyoming, for more than the past five years.

SECURITY OWNERSHIP OF NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of October 3, 1996, the shares of Common Stock, and the $.01 par value common stock of the Company's parent, USE, held by each director and nominee, and by all officers and directors as a group. Unless otherwise noted, the listed record holder exercises sole voting and dispositive powers over the shares reported as beneficially owned, excluding the shares subject to forfeiture and those held in ESOP accounts established for the employee's benefit. Dispositive powers over the forfeitable shares is shared by the Company's Board of Directors, while the ESOP Trustees exercise dispositive powers over all ESOP shares. It should be noted that voting and dispositive powers for certain shares are shared by two or more of the listed holders. Such shares are reported opposite each holder having a shared interest therein, but are only included once in the shareholdings of the group presented in the table.

                           Company Common Stock                     USE Common Stock
                   ------------------------------------------------------------------------
                        Amount and           Percent           Amount and          Percent
                        Nature of              of              Nature of             of
                   Beneficial Ownership      Class(1)     Beneficial Ownership     Class(1)
                   ---------------------     -------      --------------------     --------
John L. Larsen          5,871,182(2)          57.5%            2,045,755(5)         29.1%

Max T. Evans            5,706,533(2)          55.9%            1,403,596(6)         16.2%

Daniel P. Svilar        6,032,297(2)          59.1%            1,237,020(7)         10.7%

Michael D. Zwickl          67,160(3)            *                521,803(8)          7.8%

Kathleen R. Martin         65,050(3)            *                510,359(9)          7.6%

R. Scott Lorimer        5,830,067(2)          57.1%            1,141,361(10)        16.6%

All officers and
directors as a
group (six persons)     6,247,512(4)          61.2%            2,317,001(11)        32.2%

*     Less than one percent

     (1) Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person or group, by the number of shares outstanding plus the shares underlying options held by that person or group.

     (2) See the footnotes for this person to the table presented under the heading "Principal Holders of Voting Securities".

     (3) Includes 57,000 shares underlying options over which the holder exercises shared dispositive power with the remaining directors of Crested.

     (4) Includes 384,446 shares over which various members of the group exercise sole voting powers, 372,446 shares over which they exercise sole dispositive powers, and 5,814,182 shares over which various members of the group exercise shared voting powers, including 300,000 shares underlying options held by SGMC and Plateau (150,000 shares each) and 5,871,182 shares over which various members exercise shared dispositive rights including 57,000 shares held by employees which is subject to forfeiture.

     (5) Mr. Larsen exercises sole voting powers over 242,036 directly owned
USE shares, 106,000 shares held in joint tenancy with his wife, 20,400 shares subject to forfeiture, 200,100 shares underlying options and 24,794 shares held in the U.S. Energy Corp. Employee Stock Ownership Plan ("ESOP") account established for his benefit. The directly owned shares include 27,500 shares gifted to his wife, that have remained in Mr. Larsen's name. Shares over which shared voting rights are exercised consist 155,811 shares held by the ESOP , which have not been allocated to accounts established for specific beneficiaries and shares held by corporations of which Mr. Larsen is a director consisting of 510,359 shares held the Company, 125,556 shares held directly by Plateau, 75,000 shares underlying options held by Plateau, 100,000 shares held by SGMC, 75,000 shares underlying options held by SGMC, and 12,612 shares held by Ruby Mining Company ("Ruby"). Mr. Larsen shares voting and dispositive rights over such shares with the other directors of those corporations. Mr. Larsen shares voting powers over the unallocated ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustees.
Shares over which sole dispositive rights are exercised consist of directly owned shares, joint tenancy shares and options, less the 27,500 shares gifted, but not transferred, to his wife. Shares for which shared dispositive powers are held consist of the 403,572 shares held by the ESOP, 195,520 shares subject to forfeiture, the shares held by Crested, Plateau, SGMC and Ruby, and the Plateau and SGMC option shares. The shares shown as beneficially owned by Mr. Larsen do not include 42,350 shares owned directly by his wife, who exercises the sole investment and voting powers over those shares.

     (6) USE shares over which Mr. Evans exercises sole voting powers consist of 36,389 directly owned shares which are held in joint tenancy with his wife, 12,750 shares subject to forfeiture, 57,200 shares underlying options and 13,798 shares held in the ESOP account established for his benefit. Shares for which Mr. Evans holds sole dispositive powers are comprised of his directly held shares and the shares underlying his options. Shares over which Mr. Evans exercises shared voting rights consist of the shares held by Crested, Plateau, the unallocated ESOP shares and the Plateau options. He exercises shared dispositive rights over the shares held by Crested, Plateau, the ESOP, the shares subject to forfeiture and the Plateau options. Mr. Evans shares voting and dispositive power over the shares held by Crested and Plateau with the remaining directors of those companies.

     (7) Mr. Svilar exercises sole voting powers over 29,263 directly owned USE shares, 7,700 shares held in joint tenancy with his wife, 12,200 shares held jointly with a deceased family member, 1,000 shares held as custodian for his minor child under the Wyoming Uniform Transfers to Minors Act (the Minor's shares), 18,360 shares subject to forfeiture, 66,000 shares underlying options and 20,655 shares held in the ESOP account established for his benefit. He holds sole dispositive power over his directly held shares, joint tenancy shares, Minor's shares and the shares underlying his options. The shares over which he exercises shared voting and dispositive rights consist of the 510,359 shares held by the Company and the 100,000 shares and 75,000 shares underlying options held by SGMC. Mr. Svilar exercises shared investment and voting powers as a director of Crested, Plateau and SGMC with the other directors of those companies. He also exercises shared voting and investment powers of 18,767 shares held by a nonaffiliated company of which Mr. Svilar is a partner. The listed shares include 125,556 shares and 75,000 shares underlying options held by Plateau, because Mr. Svilar is an executive officer of Plateau. However, Mr. Svilar is not a director of Plateau and therefore does not share voting or dispositive rights over the USE shares held by Plateau.

     (8) Mr. Zwickl exercises sole voting and dispositive powers over 9,444 directly held USE shares and 53,625 shares held by two (2) limited partnerships. He is the sole officer and director of the corporate general partner of those partnerships. As a director of the Company, Mr. Zwickl exercises shared voting and dispositive powers over the 510,359 USE shares held by the Company with the other Crested directors.

     (9) Consists of the USE shares held by the Company over which Mrs. Martin shares voting and dispositive powers with the other Company directors. The listed shares do not include 220 shares held directly by Mrs. Martin's husband, who exercises sole voting and dispositive powers over those shares.

     (10) Mr. Lorimer exercises sole voting powers over 2 directly held USE shares, 16,031 shares held in the ESOP account established for his benefit, 12,240 shares subject to forfeiture and 29,700 shares underlying options. Mr. Lorimer exercises sole dispositive powers over his directly held shares and the shares underlying his options. He shares voting and dispositive powers over 100,000 shares and 75,000 shares underlying options held by SGMC as a director of SGMC. The listed shares include 510,359 shares held by the Company, 125,556 shares and 75,000 shares underlying options held by Plateau, 53,885 shares held by Ruby and 3,885 shares held by NWG as indirectly beneficially owned because Mr. Lorimer is an executive officer of Crested, Plateau, Ruby and NWG. However, Mr. Lorimer is not a director of either Crested, Plateau, Ruby or NWG and therefore does not exercise voting or dispositive powers over the USE shares held by those companies.

     (11) Members of the group exercise sole voting rights with respect to 991,687 shares, including 353,000 shares underlying options. Various group members exercise sole dispositive powers over 852,659 shares. They exercise shared voting powers over 1,165,055 shares, and share dispositive rights over 1,516,386 shares, including 150,000 shares underlying options held by SGMC and Plateau (75,000 shares each).

     Each director of the Company beneficially holds 5,000,000 shares of Four Nines Gold, Inc. ("FNG") stock held by the Company, and 5,000,000 shares held by USECC Joint Venture ("USECC") over which they exercise shared voting and dispositive powers as Company directors. Those shares represent 2% of the outstanding shares of FNG. John L. Larsen beneficially holds 272,500,000 shares of the common stock of FNG, representing 54.4% of its outstanding shares. Mr. Larsen's FNG shares include 7,500,000 directly-owned shares, 255,000,000 shares held by USE, 5,000,000 shares held by the Company and the 5,000,000 shares held by USECC, over which he shares voting and dispositive powers with the remaining directors of USE and the Company, respectively. Daniel P. Svilar beneficially owns 14,000,000 shares of the common stock of FNG, representing 2.8% of that class. Mr. Svilar's FNG holdings include 4,000,000 shares held directly in joint tenancy with other family members, the 5,000,000 shares held by the Company and the 5,000,000 shares held by USECC. Harold F. Herron holds 265,000,000 shares of the common stock of FNG, representing 52.9%, respectively, of those classes. Mr. Herron's FNG shares include 5,000,000 directly-owned shares, the shares held by USE and USECC.
Mr. Evans' wife holds 3,000,000 shares of the common stock of FNG, providing him with beneficial ownership of 268,000,000 shares of FNG's common stock, or 53.5% of the shares of that class. He exercises shared voting and dispositive rights over the FNG shares held by the Company, USE and USECC, in his capacity as director of the Company and USE. None of the other directors or officers of the Company beneficially hold any other shares of stock of FNG. All executive officers and directors of the Company as a group (six persons) beneficially hold 284,500,000 shares of the stock of FNG, representing 56.8% of the outstanding shares of that company.

     The Company has conducted a review of Forms 3, 4 and 5 (as amended) and certain written representations of persons filing reports with the SEC under
Section 16(a) of the Exchange Act. Based solely upon a review of those reports and written representations, Messrs. Larsen, Evans, Svilar and Lorimer each had one late filing. The Company believes no other director, executive officer, beneficial owner of more than ten percent of the Common Stock or other person who was otherwise subject to Section 16, failed to file such reports on a timely basis for the year ended May 31, 1996.

Information Concerning Executive Officers Who Are Not Directors

The following information is provided pursuant to Item 401 of Reg. S-B, regarding the only executive officer of the Company who is not also a director.

     Robert Scott Lorimer, age 45, has been Controller and Chief Accounting Officer for USE and Crested for more than the past five years. Mr. Lorimer also has been Chief Financial Officer for both companies since May 25, 1991, and their Treasurer since December 14, 1990. He serves at the will of the Boards of Directors. There are no understandings between Mr. Lorimer and any other person, pursuant to which he was named an officer, and he has no family relationship with any of the other executive officers or directors of USE or Crested. During the past five years, he has not been involved in any Reg. S-B
Item 401(d) listed proceeding.

EXECUTIVE COMPENSATION

     The Company and USE, under a Management Agreement dated August 1, 1981, share certain expenses for the general and administrative costs of the companies. The shared expenses include the compensation of the officers and directors of the Company and USE (excluding directors' fees). These compensation costs have been paid through the USECC Joint Venture ("USECC"). It is estimated that substantially all of the work efforts of officers and directors of the Company and USE are devoted to the business of both the Company and USE. One half of the expense associated with stock grants under the USE 1996 Stock Award Program will be paid by Crested. See below.

     All USECC personnel are employees of USE in order to utilize USE's ESOP as an employee benefit mechanism. USE charges USECC for the direct and indirect costs of its employees for time spent on USECC matters, and USECC charges one-half of that amount to each of the Company and USE.

     The following table sets forth the compensation paid to the Company's Chief Executive Officer, and those of its most highly compensated executive officers who were paid more than $100,000 cash in any of the three fiscal years ended May 31, 1996. The table includes compensation paid such persons by USE, the Company and Brunton for such persons' services to such subsidiaries.

SUMMARY COMPENSATION TABLE

                                                                          Long Term Compensation
                                                                   ------------------------------------
                                    Annual Compensation                   Awards               Payouts
                               ------------------------------------------------------------------------------------
(a)                    (b)       (c)          (d)        (e)          (f)           (g)          (h)        (i)
                                                        Other
Name                                                    Annual     Restricted                             All Other
and                                                     Compen-      Stock                      LTIP       Compen-
Principal                                               sation      Award(s)      Options/     Payouts     sation
Position              Year     Salary($)    Bonus($)     ($)          ($)         SARs(#)        ($)       ($)(3)
-------------------------------------------------------------------------------------------------------------------
John L. Larsen        1996     $148,600      -0-          --           --          -0-            --      $15,566
  CEO, Vice           1995      144,023      2,751        --        9,000(1)       -0-            --       13,361
  President           1994      148,239      7,028        --        9,600(1)       -0-            --       14,394
  USE CEO and
   President

Daniel P. Svilar      1996      124,153      -0-          --           --          -0-            --       14,009
  Asst. Secretary     1995      112,615      2,076        --        8,100(1)       -0-            --       11,008
                      1994      112,753     64,984        --        8,640(1)       -0-            --       17,300

Harold F. Herron      1996      113,600      -0-          --           --          -0-            --        4,037
  USE Vice            1995      117,238      2,033        --           --          -0-            --        6,626
  President           1994      105,983     18,268        --           --          -0-            --        9,743

R. Scott Lorimer      1996      110,100      -0-          --           --          -0-            --       13,749
  Treasurer           1995      112,403      2,098        --        5,681(1)       -0-            --       10,989
                      1994       92,799     43,461        --        6,181(1)       -0-            --       13,260

(1) Bonus shares equal to 20% of original bonus shares issued FY 1990, multiplied by $3.75 in 1995 and $4.00 in 1994, the closing bid price on issue dates. These shares are subject to forfeiture on termination of employment, except for retirement, death or disability. Does not include additional shares which may be granted if the USE 1996 Stock Award Program is approved at the USE 1996 Annual Meeting.

(2) Dollar values for contributions to the USE ESOP and 401K matching contributions.

Executive Compensation Plans and Employment Agreements

     To provide incentive to Mr. Larsen for his efforts in having the Green Mountain Mining Venture ("GMMV") develop a producing mine as soon as possible, in fiscal 1993 the USE Board adopted a long-term incentive arrangement under which Mr. Larsen is to be paid a non-recurring $1,000,000 cash bonus by USE, provided that the Nuexco Exchange Value of uranium oxide concentrates has been maintained at $25.00 per pound for six consecutive months, and provided further that USE has received cumulative cash distributions of at least $10,000,000 from GMMV as a producing property. It is not expected that this cash bonus will become payable in fiscal 1996.

     USE has adopted a plan to pay the estates of Messrs. Larsen, Evans and Svilar amounts equivalent to the salaries they are receiving at the time of their death, for a period of one year after death, and reduced amounts for up to five years thereafter. The amounts to be paid in such subsequent years have not yet been established, but would be established by the Boards of USE and the Company.

     Mr. Svilar has an employment agreement with USE and the Company, which provides for an annual salary in excess of $100,000, with the condition that Mr. Svilar pay an unspecified amount of expenses incurred by him on behalf of USE and its affiliates. In the event Mr. Svilar's employment is involuntarily terminated, he is to receive an amount equal to the salary he was being paid at termination, for a two year period. If he should voluntarily terminate his employment, the Company and USE will pay him that salary for nine months thereafter. The foregoing is in addition to Mr. Svilar's Executive Severance and Non-Compete Agreement with USE (see below).

     In fiscal 1992, USE signed Executive Severance and Non-Compete Agreements with Messrs. Larsen, Evans, Svilar and Lorimer, providing for USE's payment to such person upon termination of his employment with USE, occurring within three years after a change in control of USE, of an amount equal to (i) severance pay in an amount equal to three times the average annual compensation over the prior five taxable years ending before change in control, (ii) legal fees and expenses incurred by such persons as a result of termination, and (iii) the difference between market value of securities issuable on exercise of vested options to purchase securities in USE, and the options' exercise price. These Agreements also provide that for the three years following termination, the terminated individual will not compete with USE in most of the western United States in regards to exploration and development activities for uranium, molybdenum, silver or gold. For such non-compete covenant, such person will be paid monthly over a three year period an agreed amount for the value of such covenants (depending on the individual, ranging from $66,667 up to $86,667 annually). These Agreements are intended to benefit the USE shareholders by enabling such persons to negotiate with a hostile takeover offeror and assist the Board concerning the fairness of a takeover, without the distraction of possible tenure insecurity following a change in control. As of this Proxy Statement date, the Company is unaware of any proposed hostile takeover.

     The Company and USE provide all of their employees with certain insurance coverage, including life and health insurance. The health insurance plan does not discriminate in favor of employees who are executive officers of the Company. Life insurance of $50,000 is provided to each member of upper management (which includes all persons in the compensation table), $25,000 of such coverage is provided to middle-management employees, and $15,000 of coverage is provided to other employees.

     Employee Stock Ownership Plan. An ESOP has been adopted to encourage ownership of USE's common stock among its eligible employees, and to provide retirement income to them. Because the eligible employees of the Company also are employees of USE, they benefit from the ESOP and other USE compensation plans, as described below. The ESOP is a combination stock bonus plan and money purchase pension plan. It is expected that the ESOP will continue to invest primarily in USE common stock. Messrs. Larsen, Evans and Herron are trustees of the ESOP.

     USE's contributions to the stock bonus plan portion of the ESOP are discretionary and are limited to a maximum of 15% of covered employees' compensation for each year ending May 31. Contributions to the money purchase portion of the ESOP are mandatory and fixed at ten percent of the compensation of covered employees for each such year. The contributions required under the money purchase pension plan are not dependent upon profits or accumulated earnings of USE, and may be made in cash or shares of USE common stock.

     USE made a contribution of 10,089 shares to the ESOP for fiscal 1996, of which 8,075 shares were contributed under the money purchase pension plan and 2,014 were contributed under the ESOP stock bonus plan. At the time the shares were contributed, the market price was approximately $20.87 per share, for a total contribution with a market value of $210,575.34 (which has been funded by USE), however, the historical basis cost of $8.65 per share was used for fiscal 1996 financial presentation purposes. The Company and USE are each responsible for one-half of that amount (ie., $105,287.67) and the Company currently owes its one-half to USE. The funding was effected by the transfer by the ESOP of 10,089 USE shares out of the 165,900 USE shares securing loans made to the ESOP in 1991 and 1992. See below.

     Employees are eligible to participate in the ESOP on the first day of the plan year (June 1) following completion of one year of service in which at least 1,000 hours are credited. Each employee's participation in the ESOP continues until the ESOP's anniversary date coinciding with or next following termination of service by reason of retirement, disability or death. In these cases, the participant will share in the allocation of USE's contributions for the ESOP year in which the retirement, death, or disability occurs, and will have a fully-vested interest in allocations to the participant's account.

     An employee's participation in the ESOP does not cease upon termination of employment. If the employment of a participant in the ESOP is terminated for reasons other than disability, death, or retirement (unless the employee receives a lump sum distribution upon the termination of employment), participation continues following the termination, until five consecutive one-year breaks in service have been incurred. An employee is deemed to have a one-year break in service during any year in which 500 or fewer hours of service are completed.

     Employee interests in the ESOP are earned pursuant to a seven year vesting schedule. Upon completion of three years of service for USE, the employee is vested as to 20% of the employee's account in the ESOP, and thereafter at the rate of 20% per year. Any portion of an employee's ESOP account which is not vested is forfeited upon termination of employment for any reason, other than retirement, disability, or death.

     The 10,089 shares issued to the ESOP for fiscal 1996 included 746 shares allocated to John L. Larsen's account, 466 shares allocated to Max T. Evans' account, 194 shares allocated to Harold F. Herron's account, 671 shares allocated to Daniel P. Svilar's account, and 658 shares allocated to R. Scott Lorimer's account, for a total of 2,735 shares allocated to accounts for all executive officers as a group (five persons). Shares forfeited by terminated employees who were not fully vested were reallocated to plan participants and included 152, 94, 39, 136 and 134 shares to the accounts of Messrs. Larsen, Evans, Herron, Svilar and Lorimer, respectively. The accounts of the executive officers are fully vested, as they have all been employed by the Company and USECC for more than the past seven years. Allocations of shares for fiscal 1997 have not been made with respect to any participant in the ESOP.

     The maximum loan outstanding during fiscal 1996 under a loan arrangement between USE and the ESOP, was $1,014,300 at May 31, 1996 for loans made in fiscal 1992 and 1991. Interest owed by the ESOP was not booked by USE. The Company pays one-half of the amounts contributed to the ESOP by USE. Because the loans are expected to be repaid by contributions to the ESOP, the Company may be considered to indirectly owe one-half of the loan amounts to USE. The loan was reduced by $183,785 plus interest of $168,574.84 through the contribution of shares by the ESOP to the ESOP in 1996.

     Stock Option Plan. USE has a combined incentive stock option/non-qualified stock option plan, reserving an aggregate of 550,000 shares of USE common stock for issuance upon exercise of options granted thereunder. Awards under the plan are made by a committee of two or more persons selected by the Board of USE (presently Messrs. Herron, Bebout and Brenman). The committee establishes the exercise periods and prices for options granted under the plan. The USE Board ultimately ratifies the actions of the committee. Total grants to officers and directors as a group may not exceed 275,000 shares.

     Options expire no later than ten years from the date of grant, and upon termination of employment, except in case of death, disability or retirement. Subject to the ten year maximum period, upon the death, retirement or permanent and total disability of an optionee, options are exercisable for either three months (in case of retirement or disability) or one year (in case of death) after such event. In fiscal 1994, conditions relating to periods of USE service before vesting of stock purchased on exercise of the non-qualified options were removed.

     For fiscal 1996, non-qualified options to purchase 360,000 shares of Common Stock were granted to USE employees (none were granted to officers or directors). The nonqualified options were issued at an exercise price of $4.00 per share (the closing bid price on grant date in December 1996). All 731,200 options currently outstanding (including the 360,000 granted in 1996) will become qualified options if the proposed amendment to the ISOP is approved by the USE shareholders at the 1996 Annual Meeting of the Shareholders of USE.

     The following table shows unexercised options, how much thereof were exercisable, and the dollar values for in-the-money options, at fiscal 1995 year end.

Aggregated Option/SAR Exercises in Last Fiscal year and FY-End Option/SAR Values
     (a)                    (b)           (c)             (d)                    (e)
                                                                              Value of
                                                        Number of           Unexercised
                                                       Unexercised          In-the-Money
                          Shares                     Options/SARs at       Options/SARs at
                         Acquired        Value          FY-End (#)             FY-End($)
                        on Exercise     Realized       Exercisable/          Exercisable
Name                       (#)            ($)          Unexercisable        Unexercisable
-------------------------------------------------------------------------------------------
John L. Larsen,            -0-            -0-            100,000             $1,875,000(1)
  CEO, President                                       exercisable          exercisable and
                                                                              unexercised

                                                         100,100             $1,786,785(2)
                                                       exercisable          exercisable and
                                                                              unexercised

Max T. Evans,              -0-            -0-             57,200             $1,021,020(2)
  Secretary                                            exercisable          exercisable and
                                                                              unexercised

Harold F. Herron,          -0-            -0-             11,000               $196,350(2)
  Vice President                                       exercisable          exercisable and
                                                                              unexercised

Daniel P. Svilar           -0-            -0-             66,000             $1,178,100(2)
  Assistant Secretary                                  exercisable          exercisable and
                                                                              unexercised

R. Scott Lorimer           -0-            -0-             29,700               $530,145(2)
  Treasurer                                           exercisable           exercisable and
                                                                              unexercised

(1)Equal to $20.75 closing bid on last trading day in FY 1996, less $2.00 per share option exercise price, multiplied by all shares exercisable.

(2)Equal to $20.75 closing bid on last trading day in FY 1996, less $2.90 per share option exercise price, multiplied by all shares exercisable.

     Restricted Stock Plans. The Company and USE have issued stock bonuses to various executive officers and directors of the Company and others. These shares are subject to forfeiture to the issuer by the grantee if employment terminates otherwise than for death, retirement or disability. If the required service is completed, the risk of forfeiture lapses and the shares become the unrestricted property of the holder. Messrs. Larsen, Evans, Svilar, Lorimer and all executive officers who are participants of this restricted stock plan, as a group (four persons), received 20,400, 12,750, 18,360, 12,240 and 63,750 shares of Common Stock, respectively, through fiscal 1995. The 1996 bonus was deferred until 1997. Additional bonuses of 20% of the original shares (7,500) will be issued annually through fiscal 1997. The expenses relating to these stock issuances are shared equally by the Company and USE.

     In addition, in fiscal 1991 the Company issued 7,500 shares of Crested common stock to Mr. Lorimer, as a bonus for services. Additional annual bonuses of 20% of such original shares will be issued through fiscal 1997 subject to the same forfeiture conditions as the USE bonus shares. Mr. Lorimer has received an additional 4,500 Crested shares under this plan through fiscal 1995. The 1996 bonus was deferred until 1997.

     1996 Stock Award Program. In May 1996, the Board of Directors of USE approved an annual incentive compensation arrangement (the "1996 Stock Award Program" or "Program") for the Chief Executive Officer and the next four most senior officers of USE, to be payable in shares of USE's common stock. Pursuant to the 1996 Stock Award Program, if approved by the USE shareholders at the 1996 Annual Meeting, shares will be issued annually, provided that each officer to whom the shares are to be issued is employed by USE as of the issue date of the grant year, and provided further that USE has been profitable in the preceding fiscal year. Under the program, the officers of USE will receive up to an aggregate total of 67,000 shares per year for the years 1997 through 2002, although if in prior years, starting with 1997, fewer than 67,000 USE shares are awarded in any one or more years, the unissued balance of the 67,000 share maximum will be available for issue in subsequent years. One-half of the compensation under the Program is the responsibility of Crested. The Board of Directors of USE will determine the date each year (starting in 1997) when shares are to be issued to the officers.

     The number of shares to be awarded each year out of such 67,000 shares aggregate limit will be determined by the Compensation Committee of the USE Board of Directors, and will be based on the USE's earnings per share of Common Stock for the prior fiscal year. The total shares issued shall be divided among the officers based on the following percentages: John L. Larsen 29.85%, Daniel P. Svilar 22.39%, Max T. Evans 17.91%, Harold F. Herron 14.93% and R. Scott Lorimer 14.93%. Other factors bearing on the prior year's profitability may be taken into consideration by the USE Compensation Committee. In addition, the actual issuance of the number of shares recommended by the Compensation Committee to be awarded to the officers will be submitted for approval by the USE shareholders at the USE Annual Meeting held subsequent to the end of the fiscal year.

     For the fiscal year ended May 31 1996, USE earned net income after income taxes of $270,700 from the sale of Brunton. In addition to the $4.3 million realized from the sale of Brunton in fiscal 1996 (which amount includes a three year $1 million promissory note), USE in the future will receive from the purchaser amounts equal to 45% of the net profits before taxes derived from Brunton's sales of 1996 products and other new products being developed by Brunton as of the Brunton sale date, for a period of four years and three months commencing February 1, 1996. The first such net profits payment would be made on or before July 15, 1997 for the period from February 1, 1996 through April 30, 1997, if net profits are earned for such period.

     The USE Compensation Committee has determined that, taking into account the foregoing favorable terms upon which Brunton was sold as negotiated by the five officers of USE, that the Program award for fiscal 1996 should be 14,158 shares of USE common stock, as follows: John L. Larsen (4,226 shares), Harold
F. Herron (2,113 shares), R. Scott Lorimer (2,113 shares), Daniel P. Svilar (3,170 shares), and Max T. Evans (2,536 shares). If the 1996 Stock Award Program is approved by the shareholders at the USE 1996 Annual Meeting, such shares will be issued to the officers in 1997, provided such persons then are employed by USE on the issue date in 1997 as determined by the USE Board of Directors.


Directors' Fees and Other Directors' Compensation

     The Company pays non-employee directors a fee of $150 per meeting attended. All directors are reimbursed for expenses incurred with attending meetings.

      The Company does not have any other arrangements pursuant to which any director of the Company was compensated during the year ended May 31, 1996. In fiscal 1992, USE adopted its 1992 Stock Compensation Plan for Non-Employee Directors, however, the non-employee directors of the Company do not participate in this USE plan.

COMMITTEES AND MEETING ATTENDANCE

     During the fiscal year ended May 31, 1996, there were five meetings of the Board and one Executive Committee meeting. Each member of the Board attended at least 75% of the aggregate meetings of the Board and the committees on which that director serves. From time to time, the Board and the Executive Committee act by unanimous written consent pursuant to Colorado law. Such actions are counted as meetings for purposes of disclosure under this paragraph.

     The Board has established an Executive Committee consisting of Messrs. Larsen, Evans and Svilar. The purpose of the Executive Committee is to act in place of the Board between meetings of the Board. Under Colorado law and the Company's Articles of Incorporation, the Executive Committee has the power to take action on most matters, but cannot approve a plan of merger, sale of assets otherwise than in the ordinary course of business, or approve or recommend proposals requiring shareholder approval, or declare dividends or distributions, fill vacancies to the Board, amend the Bylaws, authorize the issuance of shares or take certain other actions. The Executive Committee had one formal meeting in fiscal 1996. The Executive Committee meets informally on an as-needed basis, but records of the meetings are not always kept.

     An Audit Committee has also been established by the Board. The Audit Committee had one formal meeting and have met informally at various times during the year ended May 31, 1996. The Audit Committee reviews the Company's financial statements and accounting controls, and contacts the independent public accountants as necessary to ensure that adequate accounting controls
are in place and that proper records are being kept.   The Audit Committee
also reviews the audit fees of the independent public accountants.

     A Management Cost Apportionment Committee was established by USE and the Company in 1982, for the purpose of reviewing the apportionment of costs between USE and the Company. John L Larsen, Scott Lorimer and Max Evans are members of this Committee. The Committee had no meetings during fiscal 1996.

     The Board did not appoint nominating or compensation committees during fiscal year ended May 31, 1996.

CERTAIN OTHER TRANSACTIONS

     Transactions with Sheep Mountain Partners ("SMP"). In fiscal 1989, the Company and USE through USECC sold a one-half interest in the Sheep Mountain properties to Cycle Resource Investment Corporation ("CRIC"), a wholly-owned subsidiary of Nukem, Inc., and thereafter USECC and CRIC contributed their 50% interests in the properties to a new Colorado partnership, SMP, which was organized to further develop and mine the uranium claims, market uranium and acquire additional uranium sales contracts. Due to disputes (in arbitration proceedings at Proxy Statement date) with CRIC and Nukem, necessary mine maintenance has been funded by USECC alone without reimbursement from SMP since June 1991. For fiscal 1996, the Company and USE spent an additional $832,400 on SMP property maintenance, none of which has been reimbursed by SMP. At May 31, 1995, accumulated SMP property maintenance costs and fees owed the Company and USE were $5,354,000.


     Transactions with Plateau Resources Limited. In August 1993, USE entered into an agreement to acquire all the issued and outstanding common stock of Plateau Resources Limited ("Plateau"), a Utah corporation. Plateau owns a uranium processing mill and support facilities and certain other real estate assets in southeastern Utah. Plateau has applied to renew its source materials license with the United States Nuclear Regulatory Commission ("NRC"). USE paid nominal cash consideration for the Plateau stock and agreed to assume all environmental liabilities and reclamation bonding obligations. Prior to closing the agreement, Plateau transferred $2,500,000 cash to fund the NRC Surety Trust Agreement to pay future costs of mill decommissioning, site reclamation and long-term site surveillance. Plateau also transferred $4,800,000 cash to an Agency Agreement to indemnify the seller against possible environmental or nuclear claims. At the date of acquisition Plateau held an additional $6.9 million of unencumbered cash to be used for care and maintenance costs on the mill and other assets acquired. Most of the unencumbered cash has been used for care and maintenance costs and loaned to USE for development of certain properties held by USE and the Company. Although the Company has no ownership in Plateau, directors of the Company and USE have agreed to divide equally one-half of the obligations incurred in excess of the total $14.2 million described above and will share in one-half of all cash flows derived from operations of these assets.

     Plateau also owns all of the outstanding stock of Canyon Homesteads, Inc. ("Canyon"), a Utah corporation, which developed the Ticaboo, Utah townsite 3.5 miles south of the mill. The Ticaboo site includes a 66 room motel, general store, laundromat facility, 98 single family home sites, 151 mobile home sites, and 26 recreational vehicle sites (all with utility access). The townsite is located on a State of Utah lease near Lake Powell, and is being operated as a commercial enterprise. USE and the Company plan to further develop the townsite, and have been seeking financial partners.

     Transactions with Arrowstar Investments Inc. In April 1995, Canyon Homesteads, Inc. ("Canyon") entered into an agreement with First-N-Last LLC ("FNL", a Utah limited liability company), to develop and operate certain assets in Utah near the Ticaboo, Utah townsite located 3.5 miles south of the Shootaring Uranium Mill owned by Plateau Resources, Limited. Under the agreement, Canyon contributed to FNL an operating service station and boat storage operation, and Arrowstar Investments, Inc. ("Arrowstar", the other member of FNL) will contribute up to $150,000 cash. Arrowstar will contribute up to another $50,000 as needed. The purpose of FNL is to remodel the contributed assets, build a convenience store and gift shop, and operate the upgraded facility. Profits are allocated 90 percent to Arrowstar until recovery of its cash investment, then 75 percent to Arrowstar until it has received $215,000 cash (including investment), and 50 percent to FNL and 50 percent to Canyon thereafter. Arrowstar is not expected to become profitable until 1997. Although FNL is not an arms-length transaction, Plateau (and USE, as its sole shareholder) approved the arrangement because neither Plateau nor USE had (nor could they acquire on favorable terms) the funds required to upgrade the facility. Arrowstar has advised it intends to borrow the money required to fund its FNL obligations from a commercial bank, with the personal guarantees of the Arrowstar shareholders, as may be required by the bank. Arrowstar is a private corporation: the three sons of John L. Larsen (who are not affiliates of the Company or Crested) are directors and shareholders of Arrowstar. John L. Larsen owns no interest in Arrowstar. In 1996 Arrowstar assigned its interest in FNL to USECC, see below.

     In June 1995, USECC signed a six year option to acquire from Arrowstar a 7,200 square foot hangar at the Riverton Regional Airport. The option purchase price originally was agreed to be $110,000; subsequently, Arrowstar and USE agreed the purchase price would equal an independent market value appraisal. USE has paid $40,000 against the purchase price, and expects to pay the balance when an appraisal is completed. Arrowstar acquired the property for cash from the prior owner in 1992, at which time neither the Company or Crested had any interest in acquiring the property. USECC expects to use the facility in connection with expanded municipal airport traffic in the coming years and in the interim for airplane and vehicle storage purposes.

     On April 26, 1996 USECC sold its Wind River Estates Mobile Home Park (including various personal property) in Riverton, Wyoming to Arrowstar for $804,000, the appraised value. The total purchase price consists of $500,000 cash; Arrowstar's unsecured 10% promissory note due 2006 for $56,000; cancellation of the promissory note USECC gave Arrowstar in connection with the purchase of the hangar described above, which note was valued at $47,934 including accrued interest; and $161,378.34 by Arrowstar assigning to USECC its entire interest in Firs-N-Last L.L.C. with respect to the Ticaboo assets described above. Additionally, USECC credited Arrowstar $38,687 against the purchase price for the Wind River Estates mobile home park for good will due to Arrowstar's investing in First-N-Last at a time when neither Plateau nor USE or Crested had the funds required to upgrade the facility. Subsequently, USECC assigned the 50% interest in FNL (which it had acquired from Arrowstar) to Plateau Resources, Limited, which reduced USE's payable to Plateau.

     Transactions with Directors. Three of the USE directors, Messrs. Larsen, Evans and Herron, are trustees of the ESOP. Messrs. Larsen and Evans are also directors of the Company. In their capacity as trustees, they have an obligation to act in the best interests of the ESOP participants. This duty may conflict with their obligations as directors of USE and the Company in times of adverse market conditions for the common stock of USE and the Company, or in the event of a tender offer or other significant transaction.

     In general, the ESOP trustees exercise dispositive powers over shares held by the ESOP, and exercise voting powers with respect to ESOP shares that have not been allocated to a participant's account. In addition, the Department of Labor has taken the position that in certain circumstances ESOP trustees may not rely solely upon voting or dispositive decisions expressed by plan participants, and must investigate whether those expressions represent the desires of the participants, and are in their best interests.

     Other Information. USE has adopted a stock repurchase plan under which it may purchase up to 275,000 shares of its Common Stock. These shares would be purchased in part to provide a source of shares for issuance upon the exercise of various outstanding options.

     Harold F. Herron, son-in-law of John L. Larsen, has been living in and caring for a house owned by USE until such time as the property was sold. In fiscal 1995, Mr. Herron purchased the house for $260,000, the appraised value of the property, and was reimbursed by the Company for leasehold improvements totaling $22,800. USE accepted a promissory note in the amount of $112,170 with interest compounded annually at 7% due on September 6, 1999 as a result of this transaction. This note is secured by 30,000 shares of USE common stock owned by Mr. Herron.

     Three of John L. Larsen's sons and a son-in-law are employed by USE (as manager of USECC's commercial operations, uranium fuels marketing director, as chief pilot and landman, respectively). Mr. Larsen's son-in-law Harold F. Herron is an officer and director of USE, and president and a director of Brunton. Collectively, the five individuals received $288,600 in cash compensation (paid by USE, Crested and Brunton) for those services during the fiscal year ended May 31, 1996, which amount includes $81,250 cash compensation paid Mr. Herron (principally in his capacity as president of Brunton, and also for his service as a USE vice president, see Executive Compensation above). The foregoing compensation expense (excluding compensation paid by Brunton to Mr. Herron, and one of Mr. Larsen's sons as a Brunton officer) was shared by the Company and USE, in accordance with the compensation arrangements for all employees. Mr. Herron continues as president and a director of Brunton; one of Mr. Larsen's sons, who had served as a Brunton officer resigned as an officer of Brunton upon its sale in fiscal 1996.

     The Company and USE provide management and administrative services for affiliates under the terms of various management agreements. Revenues from these services for the Company were $116,500 in fiscal 1996 and $99,200 in fiscal 1995.

CERTAIN INDEBTEDNESS

     Transactions Involving USECC. The Company and USE conduct the bulk of their activities through their equally-owned joint venture, USECC. From time to time the Company and USE advance funds to or make payments on behalf of USECC in furtherance of their joint activities. These advances and payments create intercompany debt between the Company and USE. The party extending funds is subsequently reimbursed by the other venturer. USE had a note receivable of $6,199,700 from the Company at May 31, 1996 ($4,163,315 during fiscal 1995).


     Debt Associated with USE's ESOP. During the year ended May 31, 1996, USE made a contribution of 10,089 shares of USE common stock to the ESOP. Because the Company engages USE's employees to discharge substantially all of its functions, these contributions benefitted the Company. As a result, the Company owes USE $43,650 for one-half of the USE's contribution to the ESOP. Regular and substantial contributions by USE to the ESOP are required to maintain the ESOP in effect. In fiscal 1995, USE contributed 37,204 shares of USE common stock to the ESOP, for one-half of which the Company owes USE $99,983.

     Loans to Three Directors. As of May 31, 1996 three directors owed USE $400,222 as follows (each loan is secured with shares of common stock of USE owned by the individual): Harold F. Herron $10,995 (1,000 shares); John L. Larsen $355,348 (124,000 shares), and Max T. Evans $33,889 (7,500 shares).
The outstanding loan amounts represent various loans made to the individuals over a period of several years. The loans mature December 31, 1997 and bear interest at 10% per year. For information on an additional loan to Mr. Herron, see below. At May 31, 1996, John L. Larsen and members of his immediate family were indebted to USE for $673,000 (of which $650,400 is represented by notes secured by 170,500 shares of USE's common stock). At May 31, 1995 the Larsen family indebtedness (including the amount owed by John L. Larsen) totaled $609,000 secured by 132,500 shares of USE's Common Stock.
Such indebtedness of the Larsen family would be paid by the USE withholding an equal amount out of the $1 million cash bonus payable to Mr. Larsen when the GMMV properties have been placed into production and certain related conditions have been met. See "Executive Compensation Plans and Engagement Agreements." The preceding amounts do not include the loan to Mr. Herron, see below.

     In fiscal 1995, the USE made a five year non-recourse loan in the amount of $112,170 to Harold F. Herron. The loan is secured by 30,000 shares of USE's Common Stock, bears interest at a rate of 7% and is payable at maturity. The USE board approved the loan to obtain a higher interest rate of return on the funds compared to commercial rates, and to avoid having the USE stock prices depressed from Mr. Herron selling his shares to meet personal obligations. See Transactions with Directors above.

     Other Debt. The Company had a non-recourse promissory note receivable of $72,700 due from a shareholder who is the brother of Nick Bebout, a director of USE and the nephew of Daniel P. Svilar, a director and executive officer of the Company. This note was non-interest bearing and was repaid in fiscal 1994 with USE common stock that collateralized the note. At the same time, the Company also assumed a non-recourse promissory note payable from this shareholder to USE for $260,600. This note is secured by 60,000 shares of USE common stock and was due October 30, 1995. The loan maturity has been extended to October 30, 1998.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Board has selected Arthur Andersen & Co. as independent public accountant for the year ending May 31, 1997. A representative of Arthur Andersen & Co. may be present at the Meeting and if present, will be available to respond to appropriate questions. The representative of Arthur Andersen & Co., will be provided with an opportunity to make a statement at the Meeting.

ANNUAL REPORT TO SHAREHOLDERS

     A copy of the 1996 Annual Report to Shareholders, including financial statements, has been forwarded to all record shareholders entitled to vote at the Meeting. If any recipient of this Proxy Statement has not received a copy of that Annual Report, please notify Daniel P. Svilar, 877 North 8th West, Riverton, WY 82501, telephone (307) 856-9271, and the Company will send a copy.

SHAREHOLDERS' PROPOSALS

     The next Annual Meeting of Shareholders is expected to be held in November of 1997. Shareholder proposals to be presented at the next Annual Meeting of Shareholders must be received in writing by the Company at its offices in Riverton, Wyoming, addressed to the President, no later than June 9, 1997.

OTHER MATTERS

     The Board does not know of any other matters which may properly come before the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the appointees named in the enclosed form of Proxy to vote said Proxy in accordance with their best judgment on such matters.

     Your cooperation in giving these matters your immediate attention, and in returning your Proxy promptly, will be appreciated.


                                   By Order of the Board of Directors
                                   CRESTED CORP.

                                        s/ Daniel P. Svilar

                                   DANIEL P. SVILAR, Secretary

Dated: November 10, 1996

PROXY                            CRESTED CORP.                          PROXY
     KNOW ALL MEN BY THESE PRESENTS: That the undersigned shareholder of Crested Corp. (the "Company") in the amount noted below, hereby constitutes and appoints Messrs. John L. Larsen and Daniel P. Svilar, or either of them with full power of substitution, as attorneys and proxies, to appear, attend and vote all of the shares of stock standing in the name of the undersigned at the Annual Meeting of the Company's shareholders to be held at the Company's executive offices, 877 North 8th West, Riverton, Wyoming 82501, on Friday, December 13, 1996 at 10:00 a.m., local time, or at any adjournments thereof upon the following:

     (INSTRUCTION:  Mark only one box as to each item.)

1.     Election of Directors:

___  FOR the nominees listed below  ___ AGAINST the nominees listed below
                          ___ ABSTAIN

     John L. Larsen          Max T. Evans          Daniel P. Svilar
             Michael D. Zwickl         Kathleen R. Martin

     (To withhold authority to vote for any nominee, draw a line through the name of that nominee.)

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

                                CRESTED CORP.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED HEREON WITH RESPECT TO THE ABOVE PROPOSALS. Where no vote is specified, the proxyholder will cast votes for the election of management's nominees and, in their discretion on any other matters that may come before the Meeting.
     Sign your name exactly as it appears on the mailing label below. It is important to return this Proxy properly signed in order to exercise your right to vote, if you do not attend in person. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer, etc., indicate full title as such.

                                           __________________________________
                                           (Sign on this line - joint holders
                                            may sign appropriately)

                                           ____________    __________________
                                           (Date)          (Number of Shares)
                                           PLEASE NOTE: Please sign, date and
                                           place this Proxy in the enclosed
                                           self-addressed, postage prepaid
                                           envelope and deposit it in the mail
                                           as soon as possible.
                                           Please check if you are planning to
                                           attend the meeting  ____

                                           If the address on the mailing label
                                           is not correct, please provide the
                                           correct address in the following
                                           space.

                                           __________________________________
                                           __________________________________